Exhibit 1

OI S.A. – IN JUDICIAL REORGANIZATION

CNPJ/MF Nº 76.535.764/0001-43

NIRE 33.30029520-8

PUBLICY-HELD COMPANY

MINUTES OF THE 204th BOARD OF DIRECTORS MEETING HELD ON OCTOBER 4th, 2018.

I. DATE, TIME AND PLACE OF THE MEETING: On the 4th (fourth) day of October 2018, at 10:00 A.M.

II. CALL NOTICE: Waived, in accordance with the second paragraph of Article 28 of the Company’s bylaws. All members of the Board of Directors were present.

III. QUORUM AND ATTENDANCE: All members of the Board of Directors signed at the end, in accordance with the first paragraph of Article 29 of the Company’s Bylaws. In accordance with Appellate No. 148, item “g”, of March 19, 2018 of the National Telecommunications Agency - Anatel, Mr. Abrahão Balbino e Silva, Superintendent of Competition of Anatel, also attended the meeting.

IV. BOARD: Chairman: Mr. Eleazar de Carvalho Filho; Secretary: Mrs. José Augusto da Gama Figueira.

V. AGENDA: (1) Change in the members of the Company’s Board of Directors.

VI. DELIBERATIONS: Regarding the single item of the Agenda, the Board analyzed the proposal for appointing, under the terms of the sole paragraph of Article 30 of the Company’s Bylaws, and pursuant to Article 150 of Law 6,404/76, a member to occupy the position that is vacant in the Board of Directors, with the investiture conditioned to the prior consent of the National Telecommunications Agency – Anatel. Thus, the Board of Directors unanimously approved the appointment of Mr. ROGER SOLÉ RAFOLS, Spanish, married, business administrator, bearer of the passport No. XDB236914, issued by the Spanish General Consulate in São Paulo - Brazil, enrolled in the CPF/MF under No. 057.977.907-69, with a business address in Kansas, United States of America, at 6550 Sprint Parkway, Overland Park, KS 66251, being certain that the respective investiture is conditioned on the prior consent of the National Telecommunications Agency (ANATEL), in accordance with Decision No. 3, of January 6, 2017. The member of the Board appointed herein declared that he is not involved in any of the crimes set forth in law that prevent him from holding the position for which he was appointed and made the statement set forth in paragraph 4 of Article 147 of Law No. 6,404/76.

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VII. CLOSING: With nothing further to discuss, the Chairman adjourned the meeting, and these minutes were drafted, read and approved, and will be signed by the Board Members who were present and by the Secretary, Mr. Eleazar de Carvalho Filho (Chairman), Mr. Marcos Grodetzky (Vice-Chairman), Henrique José Fernandes Luz, José Mauro M. Carneiro da Cunha, Marcos Bastos Rocha, Maria Helena dos Santos F. Santana, Paulino do Rego Barros Jr, Ricardo Reisen de Pinho, Rodrigo Modesto de Abreu e Wallim C. de Vasconcellos Junior.

This is a free translation of the true copy of the original minutes, drawn up in the appropriate book of records.

Rio de Janeiro, October 4, 2018.

José Augusto da Gama Figueira

Secretary

Oi S.A. – In Judicial Reorganization

Minutes of the 204th Board of Directors Meeting

                                                                                                                         Held on October 4, 2018